Citigroup Global Markets Holdings Inc.	Free Writing Prospectus to Pricing Supplement No. 2026-USNCH33579 Registration Statement Nos. 333-293732 and 333-293732-02 Dated August 11, 2026; Filed pursuant to Rule 433

Jump Securities with Auto-Callable Feature Based Upon the Worst Performing of the State Street® Energy Select Sector SPDR® ETF, the State Street® Health Care Select Sector SPDR® ETF and the State Street® Technology Select Sector SPDR® ETF Due August    , 2032

Principal at Risk Securities

This document provides a summary of the terms of the securities.  Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, underlying supplement, prospectus supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Summary Terms
Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlyings:	State Street® Energy Select Sector SPDR® ETF (ticker symbol: “XLE UP”), State Street® Health Care Select Sector SPDR® ETF (ticker symbol: “XLV UP”) and State Street® Technology Select Sector SPDR® ETF (ticker symbol: “XLK UP”)
Stated principal amount:	$1,000 per security
Pricing date:	August 21, 2026
Issue date:	August 26, 2026
Maturity date:	August 26, 2032
Valuation dates, potential redemption	The valuation dates and potential redemption dates are listed below. The premium applicable to each valuation date is the amount indicated below.
Valuation dates, potential redemption dates and premiums:	The valuation dates and potential redemption dates are listed below. The premium applicable to each valuation date is the amount indicated below.
	Valuation Dates*	Potential Redemption Dates**	Premiums
	August 30, 2027	September 2, 2027	13.200% of the stated principal amount
	November 22, 2027	November 26, 2027	16.500% of the stated principal amount
	February 22, 2028	February 25, 2028	19.800% of the stated principal amount
	May 22, 2028	May 25, 2028	23.100% of the stated principal amount
	August 21, 2028	August 24, 2028	26.400% of the stated principal amount
	November 21, 2028	November 27, 2028	29.700% of the stated principal amount
	February 21, 2029	February 26, 2029	33.000% of the stated principal amount
	May 21, 2029	May 24, 2029	36.300% of the stated principal amount
	August 21, 2029	August 24, 2029	39.600% of the stated principal amount
	November 21, 2029	November 27, 2029	42.900% of the stated principal amount
	February 21, 2030	February 26, 2030	46.200% of the stated principal amount
	May 21, 2030	May 24, 2030	49.500% of the stated principal amount
	August 21, 2030	August 26, 2030	52.800% of the stated principal amount
	November 21, 2030	November 26, 2030	56.100% of the stated principal amount
	February 21, 2031	February 26, 2031	59.400% of the stated principal amount
	May 21, 2031	May 27, 2031	62.700% of the stated principal amount
	August 21, 2031	August 26, 2031	66.000% of the stated principal amount
	November 21, 2031	November 26, 2031	69.300% of the stated principal amount
	February 23, 2032	February 26, 2032	72.600% of the stated principal amount
	May 21, 2032	May 26, 2032	75.900% of the stated principal amount
	August 23, 2032 (the “final valuation date”)	N/A	79.200% of the stated principal amount

*Each valuation date is subject to postponement if such date is not a scheduled trading day or certain market disruption events occur with respect to any of the underlyings

** If the valuation date immediately preceding any potential redemption date is postponed, that potential redemption date will also be postponed so that it falls on the third business day after such valuation date, as postponed

Automatic early redemption:	If, on any valuation date prior to the final valuation date, the closing value of the worst performing underlying is greater than or equal to its mandatory redemption threshold value, the securities will be automatically redeemed on the potential redemption date immediately following that valuation date for an amount in cash per security equal to $1,000 plus the premium applicable to that valuation date. If the securities are automatically redeemed following any valuation date prior to the final valuation date, they will cease to be outstanding and you will not be entitled to receive the premium applicable to any later valuation date.
Underlying return:	For each of the underlyings on any valuation date, (i) its closing value on such valuation date minus its initial underlying value, divided by (ii) its initial underlying value
Initial underlying value:	For each underlying, its closing value on the pricing date
Final underlying value:	For each underlying, its closing value on the final valuation date
Mandatory redemption threshold value:	For each underlying, 90% of its initial underlying value

Worst performing underlying:	On any valuation date, the underlying with the lowest underlying return on such valuation date
Payment at maturity[1]:

If the securities have not previously been redeemed, you will receive at maturity, for each $1,000 stated principal amount security you then hold, an amount in cash equal to:

•

If the final underlying value of the worst performing underlying on the final valuation date is greater than or equal to its initial underlying value: $1,000 + the premium applicable to the final valuation date

•

If the final underlying value of the worst performing underlying on the final valuation date is less than its initial underlying value:
$1,000 + ($1,000 x the underlying return of the worst performing underlying on the final valuation date)

If the securities are not automatically redeemed prior to maturity and the final underlying value of the worst performing underlying on the final valuation date is less than its initial underlying value, your payment at maturity will be less, and possibly significantly less, than the $1,000 stated principal amount per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion or all of your investment.

CUSIP/ISIN:	17334CJ88 / US17334CJ886
Preliminary pricing supplement:	Preliminary Pricing Supplement Dated August 11, 2026

Hypothetical Payment[1]
If the first valuation date on which the closing value of the worst performing underlying is greater than or equal to its mandatory redemption threshold value, or its initial underlying value in the case of the final valuation date, is . . .	. . . then you will receive the following payment per security upon automatic redemption or at maturity, as applicable
1st valuation date	$1,132.00
2nd valuation date	$1,165.00
3rd valuation date	$1,198.00
4th valuation date	$1,231.00
5th valuation date	$1,264.00
6th valuation date	$1,297.00
7th valuation date	$1,330.00
8th valuation date	$1,363.00
9th valuation date	$1,396.00
10th valuation date	$1,429.00
11th valuation date	$1,462.00
12th valuation date	$1,495.00
13th valuation date	$1,528.00
14th valuation date	$1,561.00
15th valuation date	$1,594.00
16th valuation date	$1,627.00
17th valuation date	$1,660.00
18th valuation date	$1,693.00
19th valuation date	$1,726.00
20th valuation date	$1,759.00
The final valuation date	$1,792.00
[1]All payments are subject to our credit risk

On the date of the accompanying preliminary pricing supplement, Citigroup Global Markets Holdings Inc. expects that the estimated value of the securities on the pricing date will be at least $869.00 per security, which will be less than the public offering price. The estimated value of the securities is based on Citigroup Global Markets Inc.’s (“CGMI”) proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate. It is not an indication of actual profit to CGMI or other of Citigroup Global Markets Holdings Inc.’s affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in the accompanying preliminary pricing supplement.

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333-293732 and 333-293732-02) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.

Underlyings

For more information about the underlyings, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Summary Risk Factors” section in the accompanying preliminary pricing supplement.  Please review those risk factors carefully prior to making an investment decision.

•	You may lose a significant portion or all of your investment.
•	The securities do not pay interest.
•	Your potential return on the securities is limited.
•	The securities are subject to the risks of all of the underlyings and will be negatively affected if any one of the underlyings performs poorly, even if the others perform well.
•	You will not benefit in any way from the performance of any better performing underlying.
•	The term of the securities may be as short as one year.
•	You will be subject to risks relating to the relationship among the underlyings.
•	Investing in the securities is not equivalent to investing in the underlyings.
•	Your return on the securities depends on the closing values of the underlyings on a limited number of days.
•	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
•	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.
•	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate, is less than the issue price.
•	The estimated value of the securities was determined for Citigroup Global Markets Holdings Inc. by its affiliate using proprietary pricing models.
•	The estimated value of the securities would be lower if it were calculated based on Citigroup Global Markets Holdings Inc.’s secondary market rate.
•	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market.
•	The value of the securities prior to maturity will fluctuate based on many unpredictable factors.
•	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment.
•	The State Street® Energy Select Sector SPDR® Fund is subject to concentrated risks associated with the energy sector.
•	The State Street® Health Care Select Sector SPDR® Fund is subject to concentrated risks associated with the health care sector.
•	The State Street® Technology Select Sector SPDR® Fund is subject to concentrated risks associated with the technology sector.
•	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities.
•	Citigroup Global Markets Holdings Inc.’s offering of the securities does not constitute a recommendation of any underlying.
•	The value and performance of any underlying share issuer may not completely track the performance of its underlying index or its net asset value per share.
•	The closing values of the underlyings may be adversely affected by Citigroup Global Markets Holdings Inc.’s or its affiliates’ hedging and other trading activities.
•	Citigroup Global Markets Holdings Inc. and its affiliates may have economic interests that are adverse to yours as a result of the business activities of Citigroup Global Markets Holdings Inc.’s affiliates.
•	Even if any underlying pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement.
•	The securities will not be adjusted for all events that could affect the closing value of any of the underlyings.
•	The securities may become linked to an underlying other than one of the original underlyings upon the occurrence of a reorganization event or upon the delisting of any of the underlyings.
•	The calculation agent, which is an affiliate of Citigroup Global Markets Holdings Inc., will make important determinations with respect to the securities.
•	Adjustments to the underlyings may affect the value of your securities.
•	The U.S. federal tax consequences of an investment in the securities are unclear.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the heading “United States Federal Tax Considerations” concerning the U.S. federal tax consequences of an investment in the securities, and you should consult your tax adviser.